EXHIBIT 10.6

Summary of Director Board Fee Arrangements.

            Directors who are also full time employees of ViewPoint Bank receive no additional compensation for their services as directors. Non-employee members of ViewPoint Bank's board of directors currently receive a fee of $400 for each board meeting attended and $100 for each committee meeting attended. These directors may elect to defer receipt of all or any part of their directors' fees pursuant to a non-qualified deferred compensation plan. Pursuant to this plan, deferred fees are invested in third party mutual funds. We also paid premiums totaling $792, in the aggregate, during 2005 for a life insurance policy and accidental death and dismemberment policy for the benefit of each non-employee director. If the director leaves the service of ViewPoint Bank for any reason other than death, all rights to any benefit cease.

            Directors are provided or reimbursed for travel and lodging, and are reimbursed for other customary out-of-pocket expenses, incurred in attending out-of-town board and committee meetings, as well as industry conferences and continuing education seminars. ViewPoint Bank also pay the premiums on directors' and officers' liability insurance.